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                                                                     EXHIBIT 8.1

                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

                                January __, 1997

(212) 351-4000                                                     C 05281-00009

A. H. Belo Corporation
400 South Record Street
Dallas, Texas 75202

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of The Providence Journal Company, a Delaware corporation (the "Company"), with and into A H Finance Company ("Finance"), a Delaware corporation and a direct, wholly-owned subsidiary of A. H. Belo Corporation, a Delaware corporation ("Parent").

     In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including that certain Amended and Restated Agreement and Plan of Merger, dated as of September 26, 1996, among Parent, Finance and the Company (the "Merger Agreement"), and that certain Joint Proxy Statement/Prospectus of Parent and the Company that was included in the
Registration Statement on Form S-4 (File No. 333-     ), as declared effective
by the Securities and Exchange Commission (the "Commission") on January __, 1997 (the "Prospectus").

     Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Prospectus, (ii) that the Merger is consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Prospectus, and (iii) the accuracy of (a) the representations made to us by Parent, which are set forth in the officer's certificate delivered to us by Parent, dated January __, 1997, and (b) the representations made to us by the Company, which are set forth in the officer's certificate delivered to us by the Company, dated January __, 1997.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above, we are of the opinion that:

     1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Parent, Finance and the Company will each be treated as a party to a reorganization within the meaning of Section 368(b) of the Code.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                                            Very truly yours,

                                            GIBSON, DUNN & CRUTCHER LLP